NOVATION OF SUB-ADVISORY AGREEMENT

AZL OCC GROWTH FUND

AZL OCC OPPORTUNITY FUND

This Novation Agreement is entered into this first day of July, 2010 by and among Oppenheimer Capital LLC, a Delaware limited liability company (“Op-Cap”), Allianz Global Investors Capital LLC (formerly, Allianz Global Investors Management Partners LLC), a Delaware limited liability company (“AGIC”), and Allianz Investment Management LLC, a Minnesota limited liability company (the “Adviser”).

WHEREAS, each Fund has retained the Adviser to render investment management and administrative services to each Fund pursuant to an Investment Management Agreement;

WHEREAS, the Adviser has, in turn, retained Op-Cap to provide investment advisory services to each Fund pursuant to an Investment Sub-Advisory Agreement, dated October 23, 2009, by and between the Adviser and Op-Cap (the “Investment Sub-Advisory Agreement”);

WHEREAS, the Adviser, Op-Cap and AGIC are all registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Adviser, Op-Cap, AGIC and each Fund desire that AGIC be substituted for Op-Cap as the Fund’s investment sub-adviser under the Investment Sub-Advisory Agreement in a transaction which does not result in a change of actual control or management of the adviser or sub-adviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, Op-Cap desires to effect a novation of the Investment Sub-Advisory Agreement so that AGIC is substituted for Op-Cap as a party to such agreement and Op-Cap is released from its obligations under such agreement, AGIC desires to accept the novation thereof, and the Adviser and each Fund desire to consent to such novation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Novation and Acceptance.  Subject to the terms and conditions contained herein, Op-Cap hereby affects a novation of the Investment Sub-Advisory Agreement to substitute AGIC for Op-Cap as a party to such agreement (the “Novation”), and the Adviser hereby consents to such Novation and the Adviser hereby releases Op-Cap from all of its duties and obligations under the Investment Sub-Advisory Agreement, and AGIC hereby accepts the Novation and hereby releases Op-Cap from all of its duties and obligations under the Investment Sub-Advisory Agreement, and assumes all rights, duties and obligations of Op-Cap under such agreement.

2. Term.  The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 8 of the Investment Sub-Advisory Agreement are satisfied or until terminated in accordance with said Section 8.

3. No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Investment Sub-Advisory Agreement for purposes of Section 8(b) of the Investment Sub-Advisory Agreement or the 1940 Act, and that the Investment Sub-Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.

4. Technical Amendment.  The parties agree that all references in the Investment Sub-Advisory Agreement to Op-Cap shall hereby be changed to AGIC.

This agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the day and year first above written.

OPPENHEIMER CAPITAL LLC

By:  /s/ Charles Field
Name:  Charles H. Field
Title: Managing Director and Chief Legal Officer

                                                                                                               ALLIANZ GLOBAL INVESTORS
               CAPITAL  LLC

By:  /s/ Charles Field
Name:  Charles H. Field
Title: Managing Director and Chief Legal Officer

                ALLIANZ INVESTMENT
                MANAGEMENT LLC

By:  /s/ Brian Muench
Name:  Brian Muench
Title:  Vice President